  EXHIBIT 6.5

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into effective as of December 17, 2025 (the “Effective Date”), by and between Enclave Real IncomePlus Fund, LP, a Delaware limited partnership (the “Seller”), and Gratus Capital Properties Fund III LLC, a Delaware limited liability company (the “Purchaser”). The Seller and the Purchaser may each be referred to herein individually as a “Party” and such persons are referred to herein collectively as the “Parties.”

RECITALS:

WHEREAS, on or prior to the Effective Date, the Seller acquired 1,818 units of membership interest in DECO Shakopee, LLC, a Minnesota limited liability company (“DECO”), (such units of membership interest in DECO, the “DECO Units”), which DECO Units represent one hundred percent (100%) of the Seller’s membership interest in DECO; and

WHEREAS, the Seller wishes to transfer, sell and assign to the Purchaser, and the Purchaser wishes to purchase and accept from the Seller, the DECO Units, in each case, in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, pursuant to the above recitals and in consideration of the mutual covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Purchaser each hereby agrees as follows:

AGREEMENT:

1.	Purchase and Sale of the DECO Units. Upon the terms and subject to the conditions set forth in this Agreement, the Seller shall sell, assign, transfer, and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, the DECO Units, at one or more Closings (as that term is defined herein).

2.	Purchase Price; Payment Terms. In consideration for the purchase of the DECO Units, Purchaser agrees to deliver to the Seller a Promissory Note in an original principal amount equal to Two Million Seventy Thousand Eight and 00/100 Dollars ($2,070,008.00), in substantially the form attached hereto as Exhibit A (the “Note”) and to pay to the Seller any and all amounts payable under the Note, on the terms and subject to the conditions set forth therein, as the purchase price for the DECO Units.

3.	Transfers of DECO Units; Closings.

(a) Transfer of DECO Units. Subject to the applicable terms and conditions herein, including, but not limited to, Section 6(a) below, in the event that Purchaser shall make any payment to Seller permitted under the Note which payment (x) pays in full any and all accrued and unpaid interest on the Note and (y) reduces the then-unpaid principal balance of the Note (each such payment, a “Unit Purchase Payment”), then, in consideration of such Unit Purchase Payment, Seller shall sell, assign, transfer, and deliver to the Purchaser that number of DECO Units equal to the quotient of (i) the aggregate dollar amount by which the then-unpaid principal balance of the Note was reduced by such Unit Purchase Payment divided by (ii) $1,138.62 (equivalent to the per-DECO Unit price paid by Seller to originally acquire the DECO Units, rounded to the nearest one cent) (any DECO Units so transferred to Purchaser, “Transferred DECO Units”). No DECO Units shall be sold, assigned, transferred or delivered to Purchaser under this Agreement until such time as Purchaser shall have made a Unit Purchase Payment with respect to such DECO Units pursuant to this Section 3. Further, Purchaser understands, acknowledges and agrees that, consistent with the terms and conditions of the Note, Purchaser may not, without the prior written consent of the Seller, make more than one Unit Purchase Payment per calendar quarter during the Note term (beginning on March 31, 2026).

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(b) Closing Date; Closing. For purposes of this Agreement, (i) each date on which the Purchaser has made a Unit Purchase Payment to the Seller, shall be referred to as a “Closing Date” and (ii) the consummation of each closing of a transfer of Transferred DECO Units to Purchaser in consideration of Purchaser’s payment of a Unit Purchase Payment to Seller shall be referred to as a “Closing.”

4.	Deliverables.

(a) Effective Date Deliverables. On or prior to the Effective Date, each Party shall deliver to the other Party:

(1)	This Agreement, duly executed by such Party, and

(2)	The Note, duly executed by such Party.

(b) Closing Deliverables. At each Closing:

(1)	The Seller shall deliver to the Purchaser a Unit Power (Assignment Separate from Certificate) in substantially the form attached hereto as Exhibit B (the “Unit Power”), for the number of Transferred DECO Units to be purchased by and transferred to Purchaser at such Closing pursuant to Section 3 above; and

(2)	The Purchaser shall deliver to the Seller, by wire transfer of immediately available funds to a bank account designated by the Seller, the dollar amount of the applicable Unit Purchase Payment.

5.	Conditions to Parties’ Obligations at Closing. The obligations of each Party hereto to perform its respective obligations at any Closing are subject to the fulfillment, at or before such Closing, of each of the following conditions, unless otherwise waived by the other Party:

(a) The representations and warranties of the Seller set forth in Section 7 and of the Purchaser set forth in Section 8 shall be true and correct in all material respects as of the applicable Closing Date; and

(b) Each Party shall have performed and complied with all covenants, agreements, obligations and conditions, and made all of such Party’s respective deliverables to the other Party, in each case, contained in this Agreement and/or the Note that are required to be made, performed or complied with by such Party on or prior to such Closing.

6.	Event of Default. Upon the occurrence of an Event of Default (as that term is defined in the Note), the Seller may, in its sole discretion, elect to do any one or more of the following:

(a) Elect to:

(1)

(i) Terminate Purchaser’s right to purchase any then-unpurchased DECO Units from the Seller and the Seller’s obligation to sell any then-unsold DECO Units to the Purchaser pursuant to this Agreement, (ii) retain, as liquidated damages relating to such Event of Default, any and all amounts paid by the Purchaser to the Seller pursuant to this Agreement and/or the Note prior to the occurrence of the applicable Event of Default, and (iii) terminate the Note; or

(2)

(i) Immediately accelerate any and all amounts then-payable under the Note, without presentment, further demand, protest or any other notice of any kind, all of which are hereby expressly waived and (ii) upon receipt of payment of any and all such amounts from Purchaser and fulfillment of all other Closing obligations of the Parties pursuant to the Note and/or this Agreement, sell, assign and transfer any remaining unsold DECO Units to the Purchaser.

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For purposes of clarity and avoidance of doubt, the remedies set forth in Section 6(a)(1) and Section 6(a)(2) shall be exclusive of one another and Seller may only elect one of such remedies in connection with any Event of Default.

(b) Purchase and acquire from the Purchaser, all or any portion of any and all Transferred DECO Units transferred to the Purchaser prior to the occurrence of such Event of Default (collectively, the “Purchaser Units”), for a purchase price per Purchaser Unit equal to $1,024.75 (equivalent to ninety percent (90%) of the original purchase price paid by the Purchaser for such Purchaser Units); and/or

(c) Exercise any other right, power or remedy granted to it or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

7.	Representations and Warranties of the Seller. The hereby Seller represents and warrants to the Purchaser as follows:

(a) Authority. This Agreement, and the consummation by Seller of the transactions contemplated herein, the legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its terms; and the Seller has all requisite right, power, authority, and capacity to execute and deliver this Agreement, and perform its obligations hereunder.

(b) Valid Transfer. The DECO Units, when transferred, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free and clear of restrictions on transfer, liens, claims, options, charges or encumbrances of any nature whatsoever, other than restrictions on transfer under the terms of the then-current Operating Agreement of DECO, as it may be amended and/or restated from time to time, and/or applicable state and federal securities laws. The Seller is the legal and beneficial owners of the DECO Units, and the Seller has not previously sold, assigned or otherwise transferred any of the DECO Units or any interest therein.

(c) No Legal Claims. There are no claims, actions, suits, proceedings or investigations pending or threatened against the Seller that may affect the DECO Units or the consummation of the transactions contemplated by this Agreement. The Seller is not operating under or subject to, or in default with respect to, any order, writ, injunction, judgment, stipulation, award or decree of any court or other governmental agency.

(d) Fair Value; Voluntary Agreement. The purchase price, and payment terms thereof, for the DECO Units are fair and reasonable under the circumstances, and the Seller is not entitled to any additional consideration from the Purchaser for the sale of the DECO Units. The Seller is consummating the transactions contemplated by this Agreement with a full understanding of all of the terms, conditions and risks related to the transactions contemplated hereby, and willingly assumes those terms, conditions and risks.

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8.	Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller as follows:

(a) Authority. This Agreement, and the consummation by the Purchaser of the transactions contemplated herein, constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, and the Purchaser has all requisite right, power, authority, and capacity to execute and deliver this Agreement, grant any releases contained herein and to perform its obligations hereunder.

(b) No Conflicts. Neither the execution or delivery by Purchaser of this Agreement and/or the Note, nor the consummation of the respective transactions contemplated therein, as applicable, nor compliance by Purchaser with any of the provisions herein or therein, will violate or constitute a default under or give rise to any right of termination, cancellation or acceleration under the terms, conditions or provisions of any contract, commitment, indenture or other agreement, instrument or restriction of any kind or character to which the Purchaser is bound.

(c) No Legal Claims. There are no claims, actions, suits, proceedings or investigations pending or threatened against the Purchaser that may affect the DECO Units or the consummation of the transactions contemplated by this Agreement. The Purchaser is not operating under or subject to, or in default with respect to, any order, writ, injunction, judgment, stipulation, award or decree of any court or other governmental agency.

(d) Restricted Securities; Lack of Market. The Purchaser understands that the DECO Units are “restricted securities” under applicable U.S. federal and state securities laws (“State Laws”), that there will be no market for the DECO Units, that there are significant restrictions on the transferability of the DECO Units and that for these and other reasons, the Purchaser may not be able to liquidate an investment in the DECO Units, once acquired pursuant to the terms herein, for an indefinite period of time. The Purchaser has been advised that the DECO Units have not been registered under the Securities Act or under the State Laws and are being offered and sold pursuant to exemptions from registration under the Securities Act and the State Laws.

(e) Ability to Bear Economic Risk. The Purchaser acknowledges that its purchase of the DECO Units as contemplated herein is speculative and involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the DECO Units, once acquired pursuant to the terms herein, for an indefinite period of time and to suffer a complete loss of its investment.

(f) Accredited Investor Status. The Purchaser is an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act. The Purchaser agrees to furnish any additional information requested by the Seller to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the DECO Units.

(g) Non-Solicitation. The Purchaser is not purchasing the DECO Units as a result of, subsequent to or pursuant to (i) any advertisement, article, notice or other communications published in any newspaper, magazine or similar media (including any internet site) or broadcast over television or radio, or (ii) any seminar or meeting whose attendees, including the Purchaser, had been invited as a result of, subsequent to or pursuant to any of the foregoing.

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(h) Fair Value; Voluntary Agreement. The Purchaser believes that the purchase price, and the payment terms thereof, for the DECO Units are fair and reasonable under the circumstances. The Purchaser is consummating the transactions contemplated by this Agreement with a full understanding of all of the terms, conditions and risks related to the transactions contemplated hereby, and willingly assumes those terms, conditions and risks.

(i) No Rights as a Member of DECO. The Purchaser acknowledges and agrees that, prior to the consummation of the sale, assignment and transfer of any DECO Units from Seller to Purchaser pursuant to the terms and conditions of this Agreement, Purchaser is not entitled, by way of execution of this Agreement, to vote, receive distributions with respect to or otherwise be deemed a member of DECO with respect to any un-transferred DECO Units or holder of any un-transferred DECO Units for any purpose, nor will anything in this Agreement or the Note be construed to confer on the Purchaser, as such, any rights a holder of any such un-transferred DECO Units would otherwise be entitled to, including, but not limited to, any rights to receive distributions, dividends or any other form(s) of payment to which a holder of the un-transferred DECO Units may be entitled.

(j) Disclosure. The Purchaser hereby represents, warrants, acknowledges and agrees that: (1) the Purchaser has invested in DECO and acquired the Purchaser Units independently of its desire to acquire the DECO Units and, in connection with such investment, the Purchaser has been given access to full and complete information regarding DECO and has used such access to the Purchaser’s satisfaction for the purpose of obtaining information concerning DECO and the value of the DECO Units to be purchased pursuant to the terms of this Agreement; (2) the fair market value of the DECO Units as of the Effective Date and/or in the future (including on the Closing Date) may ultimately be substantially greater or less than the purchase price payable pursuant to this Agreement; (3) none of the Seller or any of its officers, employees, directors, partners or affiliates of any of the foregoing have made any representations or warranties (excluding, if applicable, those set forth in this Agreement) to the Purchaser, and the Purchaser is not relying on any such representations or warranties (written or oral, express or implied), in connection with this Agreement, including, without limitation, as to the fair market value of the DECO Units; and (4) the transactions contemplated by this Agreement benefit the Purchaser and are being completed as an accommodation to the Purchaser.

9.	Indemnification.

(a) Indemnification of the Seller. The Purchaser hereby agrees to indemnify, defend, and hold harmless the Seller from and against any and all claims, liabilities, losses, damages, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) of or against the Seller, which result from or relate to a breach of the Purchaser’s obligations, representations, or warranties under this Agreement.

(b) Indemnification of Purchaser. The Seller hereby agrees to indemnify, defend, and hold harmless the Purchaser from and against any and all Losses of or against the Purchaser, which result from or relate to a breach of the Seller’s obligations, representations, or warranties under this Agreement.

10.	Survival of Representations and Warranties. The representations and warranties set forth in Section 7 and Section 8 and the indemnifications set forth in Section 9 shall indefinitely survive the closing of the transactions set forth herein.

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11.	Further Assurances. Each Party to this Agreement agrees and covenants that at any time and from time to time it will promptly execute and deliver to the other Party such further instruments and documents and take such further action as such other Party may reasonably require in order to carry out the full intent and purpose of the this Agreement (including, but not limited to, any agreements, documents and/or other instruments necessary to complete the Seller’s acquisition of the Purchaser Units pursuant to Section 6(b) above) and/or the Note and to comply with applicable securities laws or other regulatory approvals.

12.	Miscellaneous.

(a) Successors and Assigns; Parties in Interest. This Agreement shall inure to the benefit of and shall be binding upon the Parties and their personal representatives, heirs, successors, assigns, and beneficiaries. No Party may assign either this Agreement or the Note, or such Party’s respective rights or obligations hereunder or thereunder, as applicable, without the prior written consent of the other Party. Nothing in this Agreement, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Waiver, Modification, or Amendment. No amendment of this Agreement will be effective unless it is in writing and signed by all of the Parties. No waiver of satisfaction of a condition or nonperformance of an obligation under this Agreement will be effective unless it is in writing and signed by the Party or Parties granting the waiver, and no such waiver will constitute waiver of satisfaction of any other condition or nonperformance of any other obligation.

(c) Entire Agreement. This Agreement, together with its exhibits, and the Note, constitute the full and entire understanding of the Parties in respect of the transactions contemplated by this Agreement, and with regard to the subjects hereof, and supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to its conflicts of laws provisions.

(e) Severability. If any provision of this Agreement is unenforceable to any extent, the remainder of this Agreement, or application of that provision to any persons or circumstances other than those as to which it is held unenforceable, will not be affected by that unenforceability and will be enforceable to the fullest extent permitted by law.

(f) Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Seller, upon any breach or default of the Purchaser under the Note shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by the Seller of any breach or default under this Agreement, or any waiver by the Seller of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Agreement, or by law or otherwise afforded to the Seller, shall be cumulative and not alternative.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the undersigned have executed this Membership Interest Purchase Agreement effective as of the Effective Date.

PURCHASER: GRATUS CAPITAL PROPERTIES FUND III LLC		SELLER: ENCLAVE REAL INCOMEPLUS FUND, LP

		By:	Enclave Real IncomePlus Fund GP, LLC
		Its:	General Partner
Signed by:

/s/ Robert Barlau		/s/ Austin Morris
By:	Robert Barlau	By:	Austin Morris
Its:	Manager	Its:	President

 Signature Page to Membership Interest Purchase Agreement
(Enclave – Gratus)

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EXHIBIT A

FORM OF PROMISSORY NOTE

(See attached)

A-1

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE DISTRIBUTED FOR VALUE UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR LAWS COVERING THIS PROMISSORY NOTE OR THE LENDER RECEIVES AN OPINION OF COUNSEL FROM THE HOLDER OF THIS PROMISSORY NOTE (CONCURRED IN BY COUNSEL FOR THE LENDER, UNLESS SUCH REQUIREMENT IS AFFIRMATIVELY WAIVED BY THE LENDER) STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT, PLEDGE OR DISTRIBUTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

PROMISSORY NOTE

$2,070,008.00	December 17, 2025
West Fargo, North Dakota

FOR VALUE RECEIVED, Gratus Capital Properties Fund III LLC, a Delaware limited liability company (the “Borrower”), promises to pay to Enclave Real IncomePlus Fund, LP, a Delaware limited partnership or its successors or assigns (the “Lender”), the principal sum of $2,070,008.00, together with accrued and unpaid interest thereon, as provided in this Promissory Note (this “Note”).

This Note is issued pursuant to the terms of that certain Membership Interest Purchase Agreement by and between the Borrower and the Lender dated on or near the date hereof (the “Purchase Agreement”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Purchase Agreement.

1. Maturity Date; Repayment. Unless earlier repaid, as provided herein, the outstanding principal amount of this Note and any accrued and unpaid interest thereon shall be due and payable on December 31, 2026 (the “Maturity Date”). Beginning on March 31, the Borrower shall make quarterly payments (i.e., March, June, September and December) of accrued and unpaid interest plus principal in an amount sufficient to fully amortize the then-outstanding principal amount of this Note through the Maturity Date. All payments of interest and principal shall be in lawful money of the United States of America. Any payments received by the Lender in accordance with this Note shall be applied: first, to any other fees incurred for costs of collection under this Note; second to accrued and unpaid interest on this Note; and last, to principal until all outstanding principal has been paid in full.

2. Interest Rate. The Borrower promises to pay simple, non-compounding interest on the outstanding principal amount hereof from the date hereof until payment in full of this Note, which interest shall be payable at the interest rate of nine percent (9.00%) per annum (or the maximum rate permissible by law, whichever is less). Interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

3. Expenses. In the event of any Event of Default (as that term is defined in Section 5 below) hereunder, the Borrower shall pay all court costs and reasonable attorneys’ fees incurred by the Lender in enforcing and collecting this Note.

4. Prepayment. The Borrower may prepay all or any portion of this Note prior to the Maturity Date, without the approval of the Lender and without penalty or premium; provided, however, that, notwithstanding the foregoing, the Borrower may not, without the prior written consent of the Lender, make more than one (1) payment which reduces the then-unpaid principal balance of this Note during any calendar quarter (beginning with, and no earlier than, the first calendar quarter of 2026) during which this Note remains outstanding,

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5. Event of Default. If there shall be an Event of Default hereunder, at the option of the Lender, this Note shall accelerate and all outstanding principal and unpaid accrued interest shall become due and payable. Following the occurrence of an Event of Default, the Lender will use reasonable efforts to provide prompt notice to the Borrower of the occurrence of such Event(s) of Default; provided, however, that, for purposes of clarity and the avoidance of doubt, Borrower’s receipt of such notice shall not be required for such event(s) to constitute an Event of Default under this Note or for the Lender to exercise the rights provided upon the occurrence of an Event of Default set forth herein. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a) Failure to Pay. The Borrower fails to timely pay any principal, interest or other amount due and owing under this Note on the date the same becomes due and payable, as set forth herein.

(b) Default. The Borrower shall default in its performance of any covenant under the Note and/or the Purchase Agreement.

(c) Bankruptcy; Insolvency.

(i) The Borrower institutes a voluntary case seeking relief under any law relating to bankruptcy, insolvency, reorganization, or other relief for debtors;

(ii) An involuntary case is commenced seeking the liquidation or reorganization of the Borrower under any law relating to bankruptcy or insolvency, and such case is not dismissed or vacated within 60 days of its filing;

(iii) The Borrower makes a general assignment for the benefit of its creditors;

(iv) The Borrower is unable, or admits in writing its inability, to pay its debts as they become due; or

(v) A case is commenced against the Borrower or its assets seeking attachment, execution, or similar process against all or a substantial part of its assets, and such case is not dismissed or vacated within 60 days of its filing.

6. Unsecured; Recourse. The indebtedness represented by this Note is an unsecured, general obligation of the Borrower.

7. Representations and Warranties .

(a) Representations and Warranties of the Lender. The Lender hereby represents and warrants to the Borrower, as of the date hereof, as follows:

(i) Organization and Good Standing. The Lender is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The Lender is duly qualified to transact its business and is in good standing in each jurisdiction in which the failure to so qualify or to be in good standing would have a material adverse effect on the Lender.

(ii) Enforceability and Authority. This Note, and the consummation by the Lender of the transactions contemplated herein, constitutes the legal, valid and binding obligation of the Lender, enforceable against the Lender in accordance with its terms, and, except as may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights, the Lender has all requisite right, power, authority, and capacity to execute and deliver this Note, grant any releases contained herein and to perform its obligations hereunder.

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(iii) No Conflicts. Neither the execution or delivery by the Lender of Note, nor the consummation of the respective transactions contemplated herein, or compliance by the Lender with any of the provisions herein, will violate or constitute a default under or give rise to any right of termination, cancellation or acceleration under the terms, conditions or provisions of any contract, commitment, indenture or other agreement, instrument or restriction of any kind or character to which the Lender is bound.

(iv) No Legal Claims. There are no claims, actions, suits, proceedings or investigations pending or threatened against the Lender that may affect the consummation of the transactions contemplated by this Note. The Lender is not operating under or subject to, or in default with respect to, any order, writ, injunction, judgment, stipulation, award or decree of any court or other governmental agency.

(b) Representations and Warranties of the Borrower. The Borrower hereby represents and warrants to the Lender, as of the date hereof, as follows:

(i) Organization and Good Standing. The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Borrower is duly qualified to transact its business and is in good standing in each jurisdiction in which the failure to so qualify or to be in good standing would have a material adverse effect on the Borrower.

(ii) Enforceability and Authority. This Note, and the consummation by the Borrower of the transactions contemplated herein, constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, and, except as may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights, the Borrower has all requisite right, power, authority, and capacity to execute and deliver this Note, grant any releases contained herein and to perform its obligations hereunder.

(iii) No Conflicts. Neither the execution or delivery by the Borrower of Note, nor the consummation of the respective transactions contemplated herein, or compliance by the Borrower with any of the provisions herein, will violate or constitute a default under or give rise to any right of termination, cancellation or acceleration under the terms, conditions or provisions of any contract, commitment, indenture or other agreement, instrument or restriction of any kind or character to which the Borrower is bound.

(iv) No Legal Claims. There are no claims, actions, suits, proceedings or investigations pending or threatened against the Borrower that may affect the consummation of the transactions contemplated by this Note. The Borrower is not operating under or subject to, or in default with respect to, any order, writ, injunction, judgment, stipulation, award or decree of any court or other governmental agency.

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8. Further Assurances. Each party to this Note agrees and covenants that at any time and from time to time it will promptly execute and deliver to the other party such further instruments and documents and take such further action as such other party may reasonably require in order to carry out the full intent and purpose of this Note and to comply with applicable securities laws or other regulatory approvals.

9. Waiver. The Borrower hereby waives demand, notice, presentment, protest and notice of dishonor.

10. Miscellaneous.

(a) Governing Law; Venue. This Note shall be governed by and construed under the laws of the State of Delaware, as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware, without giving effect to conflicts of laws principles. The parties hereto agree that jurisdiction and venue in any action, suit or proceeding arising out of, relating to or in connection with this Note shall properly and exclusively lie in the state and federal courts sitting in West Fargo, North Dakota, and the parties to this Note irrevocably waive any right to raise forum non conveniens or any other argument that Cass County, North Dakota, or the jurisdiction in which the principal office of the Lender is located is not the proper venue. The parties to this Note irrevocably consent to personal jurisdiction in the state and federal courts of the State of North Dakota and the jurisdiction of the principal office of the Lender.

(b) WAIVER OF JURY TRIAL. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE MAXIMUM EXTENT PERMITTED BY LAW IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE AND THE TRANSACTIONS IT CONTEMPLATES. THIS WAIVER APPLIES TO ANY ACTION OR OTHER LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH OF THE PARTIES ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL IN CONNECTION HEREWITH.

(c) Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(d) Modification; Waiver. The terms and provisions of this Note may be modified, waived or amended only by a written instrument duly executed by the Borrower and the Lender. Any modification, waiver or amendment effected in accordance with this Section 10(d) shall be binding upon each of the Borrower and the Lender.

(e) Assignment. Neither this Note nor the rights in this Note are transferable or assignable, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this Note and/or the rights in this may be assigned without the Borrower’s consent by the Lender (i) to any entity who directly or indirectly, controls, is controlled by or is under common control with the Lender, and (ii) in connection with a change of control of the Lender or reincorporation to change the Lender’s domicile. This Note may be transferred only upon its surrender to the Borrower for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Borrower. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Borrower’s obligation to pay such interest and principal.

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(f) Binding Effect. This Note shall be binding upon, and inure to the benefit of, the Borrower and the Lender and their respective heirs, executors, administrators, successors and permitted assigns.

(g) No Rights as a Partner. The Borrower acknowledges and agrees that this Note does not entitle the Borrower, by way of execution of this Agreement, to any voting rights, economic rights or other rights as a partner of the Lender.

(h) Notice. Any notice, demand, request, instruction, correspondence, or other document required or permitted to be given hereunder by any party to the other shall be in writing and delivered (i) in person, (ii) by facsimile or email, (iii) by a nationally recognized overnight courier service requiring acknowledgment of receipt of delivery, or (iv) by United States certified mail, postage prepaid and return receipt requested, to that address of the Borrower and the Lender, as applicable, listed on the signature page to this Note. Notice shall be deemed given, received, and effective on: (i) if given by personal delivery or courier service, the date of actual receipt by the receiving party, or if delivery is refused on the date delivery was first attempted; (ii) if sent by confirmed facsimile or email during normal business hours of the recipient, on the date of delivery and, if not so confirmed, then on the next business day, or (iii) if given by certified mail, the third day after being so mailed if posted with the United States Postal Service. Any person entitled to notice may change any address to which notice is to be given to it by giving notice of such change of address as provided in this Section 10(h). The inability to deliver notice because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date such attempt was first made. A party’s authorized counsel may deliver any notice on such party’s behalf.

[Signature Page to Follow]

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IN WITNESS WHEREOF, this Promissory Note has been executed and delivered on the date first above written by the duly authorized representative of the undersigned.

BORROWER:

GRATUS CAPITAL PROPERTIES FUND III LLC

By:
Its:

Address:

LENDER:

ENCLAVE REAL INCOMEPLUS FUND, LP

By:	Enclave Real IncomePlus Fund GP, LLC Its: General Partner
By:	Austin Morris Its: President

By:	Austin Morris
Its:	President

Address:	300 23rd Avenue East, Suite 300
West Fargo, ND 58078

Signature Page to Promissory Note

(Enclave - Gratus)

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EXHIBIT B

UNIT POWER

(ASSIGNMENT SEPARATE FROM CERTIFICATE)

FOR VALUE RECEIVED, the undersigned (the “Transferor”), hereby sells, assigns and transfers unto Gratus Capital Properties Fund III LLC, a Delaware limited liability company,                         units of membership interest (the “Units”) in DECO Shakopee, LLC, a Minnesota limited liability company (“DECO”), held in the name of the Transferor on the books of DECO, and does hereby irrevocably constitute and appoint the appropriate officer(s) of DECO to transfer such Units on the books of DECO with full power of substitution in the premises.

The Transferor represents that it has authority to deliver the enclosed certificate and transfer the Units represented thereby free and clear of all liens, charges, and encumbrances and not subject to any adverse claims, other than as set forth in the Operating Agreement of DECO, as it may be amended and/or restated from time to time. The Transferor will, upon request, execute any additional documents necessary to complete the transfer of such Units.

Effective Date: ____________________	TRANSFEROR:

ENCLAVE REAL INCOMEPLUS FUND, LP

	By:	Enclave Real IncomePlus Fund GP, LLC
	Its:	General Partner

By:
Its:

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